Exhibit 99

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
southerncompany.com

Investor Relations Contact:	Greg MacLeod
404-685-4194
gbmacleo@southernco.com
February 19, 2026
Southern Company reports fourth-quarter and full-year 2025 earnings
ATLANTA – Southern Company today reported fourth-quarter earnings of $416 million, or $0.38 per share, in 2025 compared with earnings of $534 million, or $0.49 per share, in the fourth quarter of 2024. Southern Company also reported full-year 2025 earnings of $4.3 billion, or $3.94 per share, compared with $4.4 billion, or $4.02 per share, in 2024.
Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $612 million, or $0.55 per share, during the fourth quarter of 2025, compared with $544 million, or $0.50 per share, during the fourth quarter of 2024. For the full-year 2025, excluding these items, Southern Company earned $4.7 billion, or $4.30 per share, compared with $4.4 billion, or $4.05 per share, for 2024.

Non-GAAP Financial Measures	Three Months Ended December		Year-To-Date December
Net Income – Excluding Items (in millions)	2025	2024	2025	2024
Net Income – As Reported	$416	$534	$4,341	$4,401
Less:
Estimated Loss on Plants Under Construction	19	(4)	46	7
Tax Impact	(5)	1	(15)	(15)
Accelerated Depreciation from Repowering	(116)	(9)	(284)	(9)
Tax Impact	26	2	63	2
Loss on Extinguishment of Debt	(123)	—	(252)	—
Tax Impact	31	—	63	—
Disposition Impacts	—	—	2	—
Tax Impact	—	—	(1)	—
Impairments	—	—	—	(36)
Tax Impact	—	—	—	9
Estimated Loss on Nicor Gas Capital Investments	(63)	—	(63)	—
Tax Impact	16	—	16	—
Adjustment to Certain Tax Benefit from Tax Reform	19	—	19	—
Net Income – Excluding Items	$612	$544	$4,747	$4,443
Average Shares Outstanding – (in millions)	1,109	1,098	1,103	1,096
Basic Earnings Per Share – Excluding Items	$0.55	$0.50	$4.30	$4.05
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Adjusted earnings drivers for the full year 2025, as compared with 2024, were higher utility revenues, partially offset by higher non-fuel operations and maintenance expenses, depreciation and amortization, and interest expense.
Fourth-quarter 2025 operating revenues were $7.0 billion, compared with $6.3 billion for the fourth quarter of 2024, an increase of 10.1%. Operating revenues for the full year 2025 were $29.6 billion, compared with $26.7 billion in 2024, an increase of 10.6%.
“2025 was another outstanding year for Southern Company, and it was also a transformative one. Southern Company is meeting the growing demand responsibly, while continuing to deliver value and benefits to all of our customers,” said Chris Womack, chairman, president and CEO. “Taking a disciplined, all-of-the-above approach is how we will continue to operate our company to serve this projected generational growth in a way that supports rate stability and helps drive long-term savings for our customers. Our nearly 30,000 employees remain committed to putting customers first, working every day to help keep costs down and provide reliable energy to the communities we are privileged to serve.”
Southern Company’s fourth-quarter and full-year earnings slides with supplemental financial information, including earnings guidance, are available at investor.southerncompany.com.
Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Womack and Chief Financial Officer David P. Poroch will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at investor.southerncompany.com. A replay of the webcast will be available on the site for 12 months.
About Southern Company
Southern Company (NYSE: SO) is a leading energy provider serving 9 million customers across the Southeast and beyond through its family of companies. The company has electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company, a leading distributed energy solutions provider with national capabilities, a fiber optics network and telecommunications services. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and are the key to our sustained success, driven by our nearly 30,000 employees dedicated to delivering exceptional service. To learn more, visit www.southerncompany.com.
Cautionary Note Regarding Forward-Looking Statements
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning projected future growth and associated benefits. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state legal and regulatory changes, including tax, environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws, regulations and guidance; the extent and timing of costs and legal requirements related to coal combustion residuals; current and future litigation or regulatory investigations, proceedings, or inquiries, including litigation related to the Kemper County energy facility; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate, including from the development and deployment of alternative energy sources; variations in demand for electricity and natural gas, including uncertainties related to projected significant growth in electricity demand driven primarily by data centers and other large load customers, and the related requirement for substantial new generation and transmission investments, creating capital access and revenue recovery risks for the traditional electric operating companies; customer affordability matters; available sources and costs of natural gas and other fuels and commodities; the ability to complete necessary or desirable pipeline expansion or infrastructure projects, limits on pipeline capacity, public and policymaker support for such projects, and operational interruptions to natural gas distribution and transmission activities; transmission constraints; the ability to control costs and avoid cost and schedule overruns during the development, construction, and operation of facilities or other projects due to challenges which include, but are not limited to, changes in labor costs, availability, and productivity, challenges with the management of contractors or vendors, subcontractor performance, adverse weather conditions, shortages, delays, increased costs, or inconsistent quality of equipment, materials, and labor, contractor or supplier delay, the impacts of inflation and trade policies (including tariffs and other trade measures) of the United States and other countries, delays due to judicial or regulatory action, nonperformance under construction, operating, or other agreements, operational readiness, including specialized operator training and required site safety programs, engineering or design problems or any remediation related thereto, design and other licensing-based compliance matters, challenges with start-up activities, including major equipment failure or system integration, and/or operational performance, challenges related to future epidemic or pandemic health events, continued public and policymaker support for projects, environmental and geological conditions, delays or increased costs to interconnect facilities to transmission grids, and increased financing costs as a result of changes in interest rates or as a result of project delays; legal proceedings and regulatory approvals and actions related to past, ongoing, and proposed construction projects, including state public service commission or other applicable state regulatory agency approvals and Federal Energy Regulatory Commission and U.S. Nuclear Regulatory Commission actions; the ability to construct facilities in accordance with the requirements of permits and licenses, to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; investment performance of the employee and retiree benefit plans and nuclear decommissioning trust funds and, with respect to retiree benefit plans, changes in actuarial assumptions and differences between the assumptions and actual values, any of the foregoing of which could cause additional funding requirements; advances in technology, including the pace and extent of development of low- to no-carbon energy and battery energy storage technologies and the impact of advancing technology on data center and other large load customer demand; performance of counterparties under ongoing renewable energy partnerships and development agreements; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to return on equity, equity ratios, additional generating capacity and transmission facilities, extension of retirement dates for fossil fuel plants, and fuel and other cost recovery mechanisms; the ability to successfully operate Southern Company’s electric utilities’ generation, transmission, distribution, and battery energy storage facilities, as applicable, and Southern Company Gas’ natural gas distribution and storage facilities and the successful performance of necessary corporate functions; the inherent risks involved in operating nuclear generating facilities; the inherent risks involved in generation, transmission, and distribution of electricity and transportation and storage of natural gas, including accidents, explosions, fires, mechanical problems, discharges or releases of toxic or hazardous substances or gases, and other environmental risks; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, or interests therein, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on the Southern Company system’s business resulting from cyber intrusion or physical attack and the threat of cyber and physical attacks; global and U.S. economic conditions, including impacts from geopolitical conflicts, recession, inflation, changes in trade policies (including tariffs and other trade measures) of the

United States and other countries, interest rate fluctuations, and financial market conditions, and the results of financing efforts; prolonged or recurring U.S. federal government shutdowns; access to capital markets and other financing sources; changes in Southern Company’s and any of its subsidiaries’ credit ratings; the ability of Southern Company’s electric utilities to obtain additional generating capacity (or sell excess generating capacity) at competitive prices; catastrophic events such as fires, including wildfires, land movement, earthquakes, explosions, floods, high winds, tornadoes, hurricanes and other storms, solar flares, droughts, future epidemic or pandemic health events, wars, political unrest, or other similar occurrences; the direct or indirect effects on the Southern Company system’s business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure, or operation of generating or storage resources; impairments of goodwill or long-lived assets; and the effect of accounting pronouncements issued periodically by standard-setting bodies. Southern Company expressly disclaims any obligation to update any forward-looking information.

###

Southern Company
Financial Highlights
(In Millions Except Earnings Per Share)

	Three Months Ended December		Year-To-Date December
Net Income – As Reported	2025	2024	2025	2024
Traditional Electric Operating Companies	$588	$515	$4,582	$4,145
Southern Power	(16)	64	125	328
Southern Company Gas	183	185	732	740
Total	755	764	5,439	5,213
Parent Company and Other	(339)	(230)	(1,098)	(812)
Net Income – As Reported	$416	$534	$4,341	$4,401

Basic Earnings Per Share(1)	$0.38	$0.49	$3.94	$4.02
Average Shares Outstanding	1,109	1,098	1,103	1,096

Non-GAAP Financial Measures	Three Months Ended December		Year-To-Date December
Net Income – Excluding Items	2025	2024	2025	2024
Net Income – As Reported	$416	$534	$4,341	$4,401
Less:
Estimated Loss on Plants Under Construction(2)	19	(4)	46	7
Tax Impact	(5)	1	(15)	(15)
Accelerated Depreciation from Repowering(3)	(116)	(9)	(284)	(9)
Tax Impact	26	2	63	2
Loss on Extinguishment of Debt(4)	(123)	—	(252)	—
Tax Impact	31	—	63	—
Disposition Impacts(5)	—	—	2	—
Tax Impact	—	—	(1)	—
Impairments(5)	—	—	—	(36)
Tax Impact	—	—	—	9
Estimated Loss on Nicor Gas Capital Investments(6)	(63)	—	(63)	—
Tax Impact	16	—	16	—
Adjustment to Certain Tax Benefit from Tax Reform(7)	19	—	19	—
Net Income – Excluding Items	$612	$544	$4,747	$4,443

Basic Earnings Per Share – Excluding Items	$0.55	$0.50	$4.30	$4.05
See Notes on the following page.

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $0.38 and $3.92 for the three and twelve months ended December 31, 2025, respectively, and $0.48 and $3.99 for the three and twelve months ended December 31, 2024, respectively.
(2)Earnings include pre-tax credits to income of $27 million ($20 million after tax) and $60 million ($45 million after tax) for the three and twelve months ended December 31, 2025, respectively, and $21 million ($16 million after tax) for the twelve months ended December 31, 2024 related to the estimated probable loss on Plant Vogtle Units 3 and 4 reflecting reductions to Georgia Power Company's total project capital cost forecast, including the impact of joint owner cost-sharing. Site demobilization efforts were completed during the third quarter 2025 and remaining contractor obligations were finalized during the fourth quarter 2025. Additionally, earnings for the twelve months ended December 31, 2025 and 2024 include income tax charges of $4 million and $14 million, respectively, related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to changes in the State of Georgia corporate tax rate. Further charges related to the remeasuring of deferred tax assets may occur; however, the amount and timing are uncertain. Earnings for the three and twelve months ended December 31, 2025 and 2024 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Dismantlement of the abandoned gasifier-related assets was completed at the end of 2025. Site restoration activities are substantially complete, and any additional costs are expected to be immaterial.
(3)Earnings include pre-tax charges, net of noncontrolling interests impacts, of $116 million ($90 million after tax) and $284 million ($221 million after tax) for the three and twelve months ended December 31, 2025, respectively, and $9 million ($7 million after tax) for the three and twelve months ended December 31, 2024 associated with accelerated depreciation related to the repowering of certain wind facilities at Southern Power Company. Accelerated depreciation related to the equipment being replaced will continue until the commercial operation dates of the repowering projects, which are projected to occur between the third quarter 2026 and the third quarter 2027. At December 31, 2025, the remaining pre-tax accelerated depreciation is projected to total approximately $490 million in 2026 and $100 million in 2027.
(4)Earnings for the three and twelve months ended December 31, 2025 include loss on extinguishment of debt totaling $123 million ($92 million after tax) and $252 million ($189 million after tax), respectively, as a result of Southern Company's repurchase of certain convertible senior notes. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(5)Earnings for the twelve months ended December 31, 2025 include a pre-tax gain of $2 million ($1 million after tax) related to the sale of a multi-use commercial facility development at Alabama Power Company. Further impacts may result from future disposition activities; however, the amount and timing of any such impacts are uncertain. Earnings for the twelve months ended December 31, 2024 include a pre-tax impairment loss of $36 million ($27 million after tax) associated with Alabama Power Company discontinuing development of the multi-use commercial facility. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.
(6)Earnings for the three and twelve months ended December 31, 2025 include an estimated loss of $63 million ($47 million after tax) at Southern Company Gas related to Nicor Gas capital investment disallowances by the Illinois Commerce Commission. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(7)Earnings for the three and twelve months ended December 31, 2025 include a tax benefit totaling $19 million at Southern Company Gas related to an adjustment to the 2017 Tax Cuts and Jobs Act impact on certain deferred income tax balances resulting from Internal Revenue Service private letter rulings. Additional adjustments are not expected.

Southern Company
Significant Factors Impacting EPS

	Three Months Ended December			Year-To-Date December
	2025	2024	Change	2025	2024	Change
Earnings Per Share –
As Reported(1)	$0.38	$0.49	$(0.11)	$3.94	$4.02	$(0.08)

Significant Factors:
Traditional Electric Operating Companies			$0.07			$0.40
Southern Power			(0.07)			(0.18)
Southern Company Gas			—			(0.01)
Parent Company and Other			(0.10)			(0.26)
Increase in Shares			(0.01)			(0.03)
Total – As Reported			$(0.11)			$(0.08)

	Three Months Ended December			Year-To-Date December
Non-GAAP Financial Measures	2025	2024	Change	2025	2024	Change
Earnings Per Share –
Excluding Items	$0.55	$0.50	$0.05	$4.30	$4.05	$0.25

Total – As Reported			$(0.11)			$(0.08)
Less:
Estimated Loss on Plants Under Construction(2)			0.01			0.04
Accelerated Depreciation from Repowering(3)			(0.07)			(0.20)
Loss on Extinguishment of Debt(4)			(0.08)			(0.17)
Disposition Impacts(5)			—			—
Impairments(5)			—			0.02
Estimated Loss on Nicor Gas Capital Investments(6)			(0.04)			(0.04)
Adjustment to Certain Tax Benefit from Tax Reform(7)			0.02			0.02
Total – Excluding Items			$0.05			$0.25
See Notes on the following page.

Southern Company
Significant Factors Impacting EPS

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $0.38 and $3.92 for the three and twelve months ended December 31, 2025, respectively, and $0.48 and $3.99 for the three and twelve months ended December 31, 2024, respectively.
(2)Earnings include pre-tax credits to income of $27 million ($20 million after tax) and $60 million ($45 million after tax) for the three and twelve months ended December 31, 2025, respectively, and $21 million ($16 million after tax) for the twelve months ended December 31, 2024 related to the estimated probable loss on Plant Vogtle Units 3 and 4 reflecting reductions to Georgia Power Company's total project capital cost forecast, including the impact of joint owner cost-sharing. Site demobilization efforts were completed during the third quarter 2025 and remaining contractor obligations were finalized during the fourth quarter 2025. Additionally, earnings for the twelve months ended December 31, 2025 and 2024 include income tax charges of $4 million and $14 million, respectively, related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to changes in the State of Georgia corporate tax rate. Further charges related to the remeasuring of deferred tax assets may occur; however, the amount and timing are uncertain. Earnings for the three and twelve months ended December 31, 2025 and 2024 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Dismantlement of the abandoned gasifier-related assets was completed at the end of 2025. Site restoration activities are substantially complete, and any additional costs are expected to be immaterial.
(3)Earnings include pre-tax charges, net of noncontrolling interests impacts, of $116 million ($90 million after tax) and $284 million ($221 million after tax) for the three and twelve months ended December 31, 2025, respectively, and $9 million ($7 million after tax) for the three and twelve months ended December 31, 2024 associated with accelerated depreciation related to the repowering of certain wind facilities at Southern Power Company. Accelerated depreciation related to the equipment being replaced will continue until the commercial operation dates of the repowering projects, which are projected to occur between the third quarter 2026 and the third quarter 2027. At December 31, 2025, the remaining pre-tax accelerated depreciation is projected to total approximately $490 million in 2026 and $100 million in 2027.
(4)Earnings for the three and twelve months ended December 31, 2025 include loss on extinguishment of debt totaling $123 million ($92 million after tax) and $252 million ($189 million after tax), respectively, as a result of Southern Company's repurchase of certain convertible senior notes. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(5)Earnings for the twelve months ended December 31, 2025 include a pre-tax gain of $2 million ($1 million after tax) related to the sale of a multi-use commercial facility development at Alabama Power Company. Further impacts may result from future disposition activities; however, the amount and timing of any such impacts are uncertain. Earnings for the twelve months ended December 31, 2024 include a pre-tax impairment loss of $36 million ($27 million after tax) associated with Alabama Power Company discontinuing development of the multi-use commercial facility. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.
(6)Earnings for the three and twelve months ended December 31, 2025 include an estimated loss of $63 million ($47 million after tax) at Southern Company Gas related to Nicor Gas capital investment disallowances by the Illinois Commerce Commission. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(7)Earnings for the three and twelve months ended December 31, 2025 include a tax benefit totaling $19 million at Southern Company Gas related to an adjustment to the 2017 Tax Cuts and Jobs Act impact on certain deferred income tax balances resulting from Internal Revenue Service private letter rulings. Additional adjustments are not expected.

Southern Company
EPS Earnings Analysis

Description	Three Months Ended December 2025 vs. 2024	Year-To-Date December 2025 vs. 2024

Retail Sales	3¢	15¢

Retail Revenue Impacts	8	60

Weather	—	(3)

Wholesale and Other Operating Revenues	(1)	16

Non-Fuel Operations and Maintenance Expenses(1)	(4)	(20)

Depreciation and Amortization	(8)	(25)

Interest Expense and Other	(1)	(10)

Income Taxes	8	1

Total Traditional Electric Operating Companies	5¢	34¢

Southern Power	—	1

Southern Company Gas	2	2

Parent Company and Other	(1)	(9)

Increase in Shares	(1)	(3)

Total Change in EPS (Excluding Items)	5¢	25¢

Estimated Loss on Plants Under Construction(2)	1	4

Accelerated Depreciation from Repowering(3)	(7)	(20)

Loss on Extinguishment of Debt(4)	(8)	(17)

Disposition Impacts(5)	—	—

Impairments(5)	—	2

Estimated Loss on Nicor Gas Capital Investments(6)	(4)	(4)

Adjustment to Certain Tax Benefit from Tax Reform(7)	2	2

Total Change in EPS (As Reported)	(11)¢	(8)¢
See Notes on the following page.

Southern Company
EPS Earnings Analysis

Notes
(1)Excludes gains/losses on asset sales, which are included in "Interest Expense and Other." Includes non-service cost-related benefits income.
(2)Earnings include pre-tax credits to income of $27 million ($20 million after tax) and $60 million ($45 million after tax) for the three and twelve months ended December 31, 2025, respectively, and $21 million ($16 million after tax) for the twelve months ended December 31, 2024 related to the estimated probable loss on Plant Vogtle Units 3 and 4 reflecting reductions to Georgia Power Company's total project capital cost forecast, including the impact of joint owner cost-sharing. Site demobilization efforts were completed during the third quarter 2025 and remaining contractor obligations were finalized during the fourth quarter 2025. Additionally, earnings for the twelve months ended December 31, 2025 and 2024 include income tax charges of $4 million and $14 million, respectively, related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to changes in the State of Georgia corporate tax rate. Further charges related to the remeasuring of deferred tax assets may occur; however, the amount and timing are uncertain. Earnings for the three and twelve months ended December 31, 2025 and 2024 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Dismantlement of the abandoned gasifier-related assets was completed at the end of 2025. Site restoration activities are substantially complete, and any additional costs are expected to be immaterial.
(3)Earnings include pre-tax charges, net of noncontrolling interests impacts, of $116 million ($90 million after tax) and $284 million ($221 million after tax) for the three and twelve months ended December 31, 2025, respectively, and $9 million ($7 million after tax) for the three and twelve months ended December 31, 2024 associated with accelerated depreciation related to the repowering of certain wind facilities at Southern Power Company. Accelerated depreciation related to the equipment being replaced will continue until the commercial operation dates of the repowering projects, which are projected to occur between the third quarter 2026 and the third quarter 2027. At December 31, 2025, the remaining pre-tax accelerated depreciation is projected to total approximately $490 million in 2026 and $100 million in 2027.
(4)Earnings for the three and twelve months ended December 31, 2025 include loss on extinguishment of debt totaling $123 million ($92 million after tax) and $252 million ($189 million after tax), respectively, as a result of Southern Company's repurchase of certain convertible senior notes. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(5)Earnings for the twelve months ended December 31, 2025 include a pre-tax gain of $2 million ($1 million after tax) related to the sale of a multi-use commercial facility development at Alabama Power Company. Further impacts may result from future disposition activities; however, the amount and timing of any such impacts are uncertain. Earnings for the twelve months ended December 31, 2024 include a pre-tax impairment loss of $36 million ($27 million after tax) associated with Alabama Power Company discontinuing development of the multi-use commercial facility. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.
(6)Earnings for the three and twelve months ended December 31, 2025 include an estimated loss of $63 million ($47 million after tax) at Southern Company Gas related to Nicor Gas capital investment disallowances by the Illinois Commerce Commission. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(7)Earnings for the three and twelve months ended December 31, 2025 include a tax benefit totaling $19 million at Southern Company Gas related to an adjustment to the 2017 Tax Cuts and Jobs Act impact on certain deferred income tax balances resulting from Internal Revenue Service private letter rulings. Additional adjustments are not expected.

Southern Company
Consolidated Earnings
As Reported

	Three Months Ended December			Year-To-Date December
	2025	2024	Change	2025	2024	Change
	(in millions)			(in millions)
Retail electric revenues:
Fuel	$1,060	$963	$97	$4,682	$4,213	$469
Non-fuel	3,206	3,034	172	14,649	13,577	1,072
Wholesale electric revenues	684	512	172	2,941	2,431	510
Other electric revenues	229	265	(36)	953	896	57
Natural gas revenues	1,492	1,236	256	5,044	4,456	588
Other revenues	310	331	(21)	1,284	1,151	133
Total operating revenues	6,981	6,341	640	29,553	26,724	2,829
Fuel and purchased power	1,355	1,136	219	5,877	4,979	898
Cost of natural gas	553	344	209	1,599	1,196	403
Cost of other sales	165	204	(39)	687	668	19
Non-fuel operations and maintenance	2,118	1,996	122	7,066	6,518	548
Depreciation and amortization	1,471	1,218	253	5,501	4,755	746
Taxes other than income taxes	402	385	17	1,538	1,540	(2)
Total operating expenses	6,064	5,283	781	22,268	19,656	2,612
Operating income	917	1,058	(141)	7,285	7,068	217
Allowance for equity funds used during construction	97	68	29	340	235	105
Earnings from equity method investments	36	32	4	112	139	(27)
Interest expense, net of amounts capitalized	895	693	202	3,238	2,743	495
Other income (expense), net	41	80	(39)	500	530	(30)
Income taxes	(145)	79	(224)	828	969	(141)
Net income	341	466	(125)	4,171	4,260	(89)
Net loss attributable to noncontrolling interests	(75)	(68)	(7)	(170)	(141)	(29)
Net income attributable to Southern Company	$416	$534	$(118)	$4,341	$4,401	$(60)
Certain prior year data may have been reclassified to conform with current year presentation.

Southern Company
Kilowatt-Hour Sales and Customers

	Three Months Ended December				Year-To-Date December
	2025	2024	% Change	Weather Adjusted % Change	2025	2024	% Change	Weather Adjusted % Change
	(in millions)				(in millions)
Kilowatt-Hour Sales

Total Sales	48,868	46,577	4.9%		203,840	199,038	2.4%

Total Retail Sales	35,330	34,752	1.7%	1.4%	151,336	148,906	1.6%	1.7%
Residential	10,964	10,827	1.3%	(0.3)%	49,793	49,269	1.1%	0.8%
Commercial	12,144	11,789	3.0%	3.8%	51,439	50,208	2.5%	2.8%
Industrial	12,092	12,005	0.7%	0.7%	49,580	48,894	1.4%	1.4%
Other	130	131	(0.4)%	(0.3)%	524	535	(2.0)%	(2.0)%

Total Wholesale Sales	13,538	11,825	14.5%	N/A	52,504	50,132	4.7%	N/A

					Period Ended December
					2025	2024	% Change
					(in thousands)
Regulated Utility Customers

Total Regulated Utility Customers					9,005	8,936	0.8%
Traditional Electric Operating Companies					4,590	4,549	0.9%
Southern Company Gas					4,415	4,387	0.6%

Southern Company
Financial Overview
As Reported

	Three Months Ended December			Year-To-Date December
	2025	2024	% Change	2025	2024	% Change
	(in millions)			(in millions)
Southern Company –
Operating Revenues	$6,981	$6,341	10.1%	$29,553	$26,724	10.6%
Earnings Before Income Taxes	196	545	(64.0)%	4,999	5,229	(4.4)%
Net Income Available to Common	416	534	(22.1)%	4,341	4,401	(1.4)%

Alabama Power –
Operating Revenues	$1,937	$1,751	10.6%	$8,235	$7,554	9.0%
Earnings Before Income Taxes	197	246	(19.9)%	1,941	1,763	10.1%
Net Income Available to Common	173	208	(16.8)%	1,516	1,403	8.1%

Georgia Power –
Operating Revenues	$2,713	$2,586	4.9%	$12,631	$11,331	11.5%
Earnings Before Income Taxes	389	381	2.1%	3,453	3,146	9.8%
Net Income Available to Common	399	294	35.7%	2,851	2,543	12.1%

Mississippi Power –
Operating Revenues	$394	$345	14.2%	$1,695	$1,463	15.9%
Earnings Before Income Taxes	24	13	84.6%	280	246	13.8%
Net Income Available to Common	17	13	30.8%	215	199	8.0%

Southern Power –
Operating Revenues	$472	$417	13.2%	$2,198	$2,014	9.1%
Earnings (Loss) Before Income Taxes	(155)	(49)	216.3%	(106)	174	(160.9)%
Net Income (Loss) Available to Common	(16)	64	(125.0)%	125	328	(61.9)%

Southern Company Gas –
Operating Revenues	$1,492	$1,236	20.7%	$5,044	$4,456	13.2%
Earnings Before Income Taxes	196	259	(24.3)%	914	998	(8.4)%
Net Income Available to Common	183	185	(1.1)%	732	740	(1.1)%
See Financial Highlights pages for discussion of certain significant items occurring during the periods.